                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                               (Amendment No. 5)*

                   Under the Securities Exchange Act of 1934

                           THE MEN'S WEARHOUSE, INC.
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
                                (Name of Issuer)

                          COMMON STOCK, $.01 PAR VALUE
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
                         (Title of Class of Securities)

                                   587118100
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
                                 (CUSIP Number)

                 *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

                 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

  CUSIP NO. 587118100                       13 G               Page 2 of 6 Pages


-----------------------------------------------------------------------------------------------------------------------------
                     NAME OF REPORTING PERSONS
                     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          1

                     George Zimmer 1988 Living Trust
-----------------------------------------------------------------------------------------------------------------------------
                     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                  (a)
          2

                                                                                                        (b)
-----------------------------------------------------------------------------------------------------------------------------
                     SEC USE ONLY

          3
-----------------------------------------------------------------------------------------------------------------------------
                     CITIZENSHIP OR PLACE OF ORGANIZATION

          4
                     California
-----------------------------------------------------------------------------------------------------------------------------
                                     SOLE VOTING POWER

                               5     2,734,689 shares(1)
                               ----------------------------------------------------------------------------------------------
         NUMBER OF                   SHARED VOTING POWER

           SHARES              6
        BENEFICIALLY                 -0-
           OWNED               ----------------------------------------------------------------------------------------------
          BY EACH                    SOLE DISPOSITIVE POWER
         REPORTING             7
           PERSON                    2,734,689 shares(1)
            WITH               ----------------------------------------------------------------------------------------------
                                     SHARED DISPOSITIVE POWER

                               8     -0-
-----------------------------------------------------------------------------------------------------------------------------
                     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          9
                     2,734,689 shares
-----------------------------------------------------------------------------------------------------------------------------
                     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         10

-----------------------------------------------------------------------------------------------------------------------------
                     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         11
                     12.4%
-----------------------------------------------------------------------------------------------------------------------------
                     TYPE OF REPORTING PERSON*

         12
                     00
-----------------------------------------------------------------------------------------------------------------------------


(1) George Zimmer, as Trustee of the George Zimmer 1988 Living Trust, is vested with the sole power to vote with respect to the securities held by the trust.

*        See Instructions

GEORGE ZIMMER 1988 LIVING TRUST                                PAGE 3 OF 6 PAGES

Item 1.          (a)      Name of Issuer:  The Men's Wearhouse, Inc.

                 (b)      Address of Issuer's Principal Executive Offices:

                          40650 Encyclopedia Circle         and     5803 Glenmont Drive
                          Fremont, California 94538                 Houston, Texas 77081

Item 2.          (a)      Name of Person Filing:  George Zimmer 1988 Living
                          Trust

                 (b)      Address of Principal Business Office or, if none,
                          Residence:
                          40650 Encyclopedia Circle
                          Fremont, California 94538

                 (c)      Citizenship:  California

                 (d)      Title of Class of Securities:
                          Common Stock, $.01 par value

                 (e)      CUSIP #:  587118100

Item 3.          Not Applicable.

Item 4.          (a)      Amount Beneficially Owned:  2,734,689 shares

                 (b)      Percent of Class:   12.4%

                 (c)      (i)     Sole Voting Power:  2,734,689 shares
                          (ii)    Shared Voting Power:  -0-
                          (iii)   Sole Dispositive Power:  2,734,689 shares
                          (iv)    Shared Dispositive Power:  -0-

Item 5.          Not Applicable

Item 6.          Not Applicable

Item 7.          Not Applicable

Item 8.          Not Applicable

Item 9.          Not Applicable

Item 10.         Not Applicable


                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                               February 9, 1998
                                   ------------------------------------------
                                                     Date


                                               /s/ George Zimmer
                                   ------------------------------------------
                                           George Zimmer, as Trustee
                                        George Zimmer 1988 Living Trust

  CUSIP NO. 587118100                13 G                      Page 4 of 6 Pages



-----------------------------------------------------------------------------------------------------------------------------
                     NAME OF REPORTING PERSONS
                     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          1

                     George Zimmer
-----------------------------------------------------------------------------------------------------------------------------
                     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                  (a)
          2

                                                                                                        (b)
-----------------------------------------------------------------------------------------------------------------------------
                     SEC USE ONLY

          3
-----------------------------------------------------------------------------------------------------------------------------
                     CITIZENSHIP OR PLACE OF ORGANIZATION

          4
                     USA
-----------------------------------------------------------------------------------------------------------------------------
                                     SOLE VOTING POWER
                               5
                                     2,734,689 shares(1)
                               ----------------------------------------------------------------------------------------------
         NUMBER OF                   SHARED VOTING POWER
           SHARES              6
        BENEFICIALLY                 29,157 shares(2)
           OWNED               ----------------------------------------------------------------------------------------------
          BY EACH                    SOLE DISPOSITIVE POWER
         REPORTING             7
           PERSON                    2,734,689 shares(1)
            WITH               ----------------------------------------------------------------------------------------------
                                     SHARED DISPOSITIVE POWER

                               8     -0-
-----------------------------------------------------------------------------------------------------------------------------
                     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          9
                     2,763,846 shares
-----------------------------------------------------------------------------------------------------------------------------
                     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         10
-----------------------------------------------------------------------------------------------------------------------------
                     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         11
                     12.5%
-----------------------------------------------------------------------------------------------------------------------------
                     TYPE OF REPORTING PERSON*

         12
                     IN
-----------------------------------------------------------------------------------------------------------------------------


(1) Includes 2,734,689 shares held by the George Zimmer 1988 Living Trust, which George Zimmer, as trustee, has sole power to vote.
(2) Represents shares allocated to Mr. Zimmer's account in The Men's Wearhouse, Inc. Employee Stock Plan, with respect to which Mr. Zimmer may give the trustee of such Plan instructions as to how to vote.

*        See Instructions.

GEORGE ZIMMER                                                  PAGE 5 OF 6 PAGES


Item 1.          (a)      Name of Issuer:  The Men's Wearhouse, Inc.

                 (b)      Address of Issuer's Principal Executive Offices:

                          40650 Encyclopedia Circle         and     5803 Glenmont Drive
                          Fremont, California 94538                 Houston, Texas 77081

Item 2.          (a)      Name of Person Filing:  George Zimmer

                 (b)      Address of Principal Business Office or, if none,
                          Residence:
                          40650 Encyclopedia Circle
                          Fremont, California 94538

                 (c)      Citizenship:  USA

                 (d)      Title of Class of Securities:
                          Common Stock, $.01 par value

                 (e)      CUSIP #:  587118100

Item 3.          Not Applicable.

Item 4.          (a)      Amount Beneficially Owned:  2,763,846 shares
                 (b)      Percent of Class:   12.5%
                 (c)      (i)     Sole Voting Power:  2,734,689 shares
                          (ii)    Shared Voting Power:  29,157 (represents
                                  shares allocated to Mr. Zimmer's account in The Men's Wearhouse, Inc. Employee Stock
                                  Plan with respect to which Mr. Zimmer may give instructions to the trustee of such plan as to how to vote)
                          (iii)   Sole Dispositive Power: 2,734,689 shares
                          (iv)    Shared Dispositive Power:  -0-

Item 5.          Not Applicable

Item 6.          Not Applicable

Item 7.          Not Applicable

Item 8.          Not Applicable

Item 9.          Not Applicable

Item 10.         Not Applicable


                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                               February 9, 1998
                                   ------------------------------------------
                                                     Date


                                               /s/ George Zimmer
                                   ------------------------------------------
                                                 George Zimmer

                                  EXHIBIT A                   PAGE 6 OF 6 PAGES
                           AGREEMENT OF JOINT FILING


         The undersigned hereby agree that they are filing jointly, pursuant to Rule 13d-1(f)(1) of the Act, the amended statement dated February 9, 1998, containing the information required by Schedule 13G, for the shares of common stock of The Men's Wearhouse, Inc. held by the George Zimmer 1988 Living Trust and George Zimmer.


                        GEORGE ZIMMER 1988 LIVING TRUST




                                 By     /s/ George Zimmer, Trustee
                                   ------------------------------------------
                                         George Zimmer, as Trustee

                                             /s/ George Zimmer
                                   ------------------------------------------
                                               George Zimmer